Exhibit 99

For immediate release:	Media Contact:
January 14, 2009	Joan Campion
(212)733-2798
Investor Contact:
Suzanne Harnett
(212) 733-8009

STEPHEN W. SANGER ELECTED TO PFIZER'S BOARD OF DIRECTORS

NEW YORK, NY, January 14 - Pfizer Inc today announced the election of Stephen W. Sanger to its Board of Directors, effective February 1, 2009.

Mr. Sanger, 62, served as the Chairman of General Mills, Inc. from 1995 until his retirement in 2008. He joined General Mills in 1974 and held a variety of positions with increasing responsibility in marketing management across the company's consumer food businesses. He was elected to General Mills' Board of Directors in 1992, named President of General Mills in 1993, and served as the Chief Executive Officer from 1995 until 2007. He began his career at Procter & Gamble in 1970.

Mr. Sanger is currently a director of Target Corporation and Wells Fargo & Company, and a member of the board of the Guthrie Theater in Minneapolis, Minnesota. In addition, Mr. Sanger is a member of the Business Council and the U.S. Advisory Committee for Trade Policy and Negotiations.

Mr. Sanger earned a bachelor's degree in history from DePauw University and an MBA from the University of Michigan.

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